Exhibit 2.1

STOCK TRANSFER

The undersigned, for valuable consideration received, hereby transfers to Rick Plotnikuff, (the “Transferee”) the 5,000,000. Common Stock shares in the authorized capital of BURNAM MANAGEMENT INC. (the “Corporation”) represented by stock certificate no. 1, to hold unto the Transferee, and the heirs, executors, administrators, successors and assigns of the Transferee, subject to the Articles of the Corporation.

DATED	Oct. 1 2002.

Signature:	/s/ Gerald Ghini
GERALD GHINI

WITNESS:

/s/ Rick Plotnikuff
(signature)

RICK PLOTNIKUFF
(Name – please print)

9175 MAINWARING Rd
(Address)

SIDNEY BC

V8L 1J9